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Exhibit 23.1

Consent of Ernst & Young LLP, Independent Auditors

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement Form S-3 and related Prospectus of SI International, Inc. for the registration of up to $100,000,000 common stock, preferred stock, depositary shares, warrants, and debt securities offered by SI International, Inc. and up to 1,500,000 shares of common stock offered by the Selling Stockholders and to the incorporation by reference therein of our report dated February 10, 2004, with respect to the consolidated financial statements and schedule of SI International, Inc. included in its Annual Report (Form 10-K) for the year ended December 27, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
McLean, Virginia March 16, 2004

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Consent of Ernst & Young LLP, Independent Auditors